Exhibit 10.1

April 21, 2011

TERM SHEET: KEIP AND EMPLOYEE AGREEMENTS

1.             (A)          Management Participants.    The 10 KEIP participants (the “Management Participants”), excluding the top five executives (specifically Mike Edwards, Scott Henry, Michele Cloutier, James Frering and Rosalind Thompson) (collectively, “Senior Management Participants”), will be paid a bonus of 40% of their base compensation that was in effect on the Petition Date if:

(1)           the Debtors achieve the following benchmarks (the “Incentives”): (a) the Debtors enter into real estate lease amendments after the Petition Date and before May 31, 2011 that provide at least $10 million of annualized rent reductions for each of 2011 and 2012 (excluding any rent reductions allocable to store closings) or (b) the Debtors implement non-headcount annualized cost reductions associated with either contract rejection or renegotiation (excluding the real estate lease amendments above and any rejections of contracts or leases associated with any closing stores) of $10 million by June 30, 2011; and

(2)           either (a) the Court enters an order approving a sale of substantially all of the Debtors’ assets as a going concern which sale must be consummated within 60 days thereafter or (b) the Court enters an order confirming a plan of reorganization resulting in an ongoing business including the continued operation of substantially all of the Debtors’ current remaining stores which plan must go effective within 30 days thereafter, which sale or plan must be supported by the Committee in the Committee’s sole discretion and may be withheld for any reason (such sale or plan that satisfies the requirements of this paragraph 1(A)(2), subject to the Committee’s approval as set forth herein, is hereinafter a “Qualifying Transaction”); and

(3)           the Qualifying Transaction must be approved by order of the Court entered no later than November 16, 2011.

2.            (A)           Senior Management Participants.  Senior Management Participants are eligible to receive payments under the KEIP as follows:

(1)           (a)           75% of their base salary that was in effect as of the Petition Date if the Debtors achieve the Incentives, the Qualifying Transaction is approved by an order of the Court entered no later than August 15, 2011, and the Qualifying Transaction is consummated within the timeframes set forth in paragraph (1)(A)(2); or

                (b)           55% of their base salary that was in effect as of the Petition Date if the Debtors achieve the Incentives, the Qualifying Transaction is approved by an order of the Court entered no later than November 16, 2011 and the Qualifying Transaction is consummated within the timeframes set forth in paragraph (1)(A)(2).

(2)           If a Qualifying Transaction results in value (as defined below) available for distribution to general unsecured creditors (after payment of all secured, administrative and priority claims), Senior Management Participants would receive an additional bonus in accordance with the following schedule:

(a)	value of $73 million, but less than $85 million, an extra 75% of their base compensation; or

(b)	value of $85 million, but less than $95 million, an extra 100% of their base compensation; or

(c)	value of $95 million or more, an extra 125% of their base compensation.

(i)            In order to constitute “value” under paragraph 2(A)(1)(a)-(c) above,  the Committee would consider (a) cash; (b) securities in a company, other than reorganized Borders, all of which shall be acceptable to the Committee in its absolute and sole discretion, (c) a note payable from a payor all of which shall be acceptable to the Committee in its absolute and sole discretion, or (d) potentially equity securities in reorganized Borders if the valuation were acceptable to the Committee in its absolute and sole discretion, including, without limitation, the terms and valuation of such securities.  The Debtors and Senior Management Participants waive any right to ask any court to review any determination by the Committee with respect to value.  Such value thresholds shall not include any funds that may be recovered from any avoidance actions or any other litigation claims or causes of action.

(3)           All bonuses that may be earned under the KEIP shall only be payable and deemed an allowed claim upon the consummation of the Qualifying Transaction.

(4)           No payments will be made under the KEIP for any liquidation or any going out of business sales at the majority of the Debtors’ stores, or any plan confirmation by cram down or otherwise, or approval of a sale, over the objection of the Committee.

(5)           In order for a KEIP participant to be entitled to any payments hereunder, the participant must be an employee in good standing on the date the Qualifying Transaction is approved by the Court and on the date the transaction is consummated unless the employee was terminated between the date of Court approval of the Qualifying Transaction and the consummation thereof other than for cause.

(6)           The Debtors and Senior Management Participants waive the right to seek court review of any decision by the Committee to object to any proposed Qualifying Transaction.

3.          Employment agreements.  The Debtors’ request to assume the employment agreements of Scott Henry, Michele Cloutier, Jason Cline and Glen Tomaszewski, will be withdrawn and the employment agreements will not be assumed.  These individuals will receive part or all (depending on the person) of their respective pre-petition bonus money provided for in their pre-petition agreements in the following dollar amounts: Henry, $100,000; Cloutier, $100,000; Cline, $75,000; Tomaszewski, $100,000, payable as follows:  half paid 30 days after the entry of the court order approving of this compensation program and the other half paid 90 days after the entry of the court order approving of this compensation program.   In order for each of these individuals to be entitled to their pre-petition bonus as set forth in this paragraph, the individual must be an employee in good standing on the date the payment is due.

 4.           Other compensation arrangements.   If any portion of the KEIP is paid to the Senior Management Participants or the Management Participants, they waive their right to seek or request payment of any other form of bonus, severance pay, change of control or other termination benefits.  If no awards provided for under the KEIP are paid for any reason, the Debtors reserve their right to seek court approval of a severance program for these 15 individuals only to the extent that could be allowed pursuant to section 503(c)(2) of the Bankruptcy Code, and the Committee reserves its right to object to any such severance plan proposal.